Exhibit 3.1

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRIBUNE MEDIA COMPANY

FIRST: The name of the Corporation is Tribune Media Company (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located at 251 Little Falls Drive, Wilmington, DE 19808, and County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)     The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors of the Corporation (the “Board of Directors”) and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

(b)     The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(c)     All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(d)     The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

(e)     To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended or any other law of the State of Delaware is adopted or amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, or such other law of the State of Delaware. Any repeal or modification of the foregoing provisions of this Section 5(e) by the stockholders of the Corporation or adoption of any provision of this Certificate of Incorporation inconsistent with this Section 5(e) shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal, modification or adoption of any inconsistent provision.

SIXTH: Subject Section 5(e) and Section 7, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

SEVENTH:

(a)     The Corporation shall indemnify and hold harmless, to the fullest extent permitted by law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type, including service with respect to any employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving, at the request of the Corporation, as a director, officer, trustee, manager, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 7(c), the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by or on behalf of such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors. The Corporation hereby agrees: (i) that it is the indemnitor of first resort (i.e., in the event any Indemnified Person has the right to receive indemnification from one or more sponsors, affiliates or third parties, the Corporation’s obligations to such Indemnified

Person are primary); (ii) that it shall be required to pay the full amount of expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection with any Proceeding in advance of its final disposition as required by the terms of this Certificate of incorporation, without regard to (A) any rights such Indemnified Person may have, or the exercise of any such rights by such Indemnified Person, against any other sponsors, affiliates or third parties or (B) any advance or payment made by such sponsors, affiliates or third parties on behalf of such Indemnified Person with respect to any claim for which such Indemnified Person is entitled to indemnification from the Corporation; and (iii) that it irrevocably waives, relinquishes and releases such sponsors or affiliates from any and all claims against such sponsors or affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(b)     The Corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by an Indemnified Person in connection with any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Section 7 or otherwise.

(c)     If a claim for indemnification or advancement of expenses under this Section 7 is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation (and any undertaking required under Section 7(b)), the Indemnified Person may file suit to recover the unpaid amount of such claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses, the Indemnified Person shall be entitled to be paid the expense of prosecuting or defending such claim. In any such action, the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d)     The Corporation may indemnity and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type, including service with respect to any employee benefit plan, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or non-officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the

Corporation shall not be required to indemnify a person described therein in connection with a Proceeding initiated by or on behalf of such person if the Proceeding was not authorized in advance by the Board of Directors.

(e)     The Corporation may pay the expenses (including attorneys’ fees) actually and reasonably incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

(f)     The rights conferred on any person by this Section 7 shall not be exclusive of any other rights which such person may have under the certificate of incorporation of the Corporation prior to the effectiveness of this Certificate of Incorporation or have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(g)     Except as provided in Section 7(a), the Corporation’s obligation under the provisions of this Section 7, if any, to indemnify any person who was or is serving at its request as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type, including service with respect to any employee benefit plan, shall be reduced by any amount such person collects as indemnification from such other corporation or such partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type; provided that no Indemnified Person shall have the obligation to reduce, offset, allocate, pursue or apportion any indemnification advancement, contribution or insurance coverage among multiple parties possessing such duties to such Indemnified Person prior to the Corporation’s satisfaction of its obligations under the provisions of this Section 7.

(h)     The Board of Directors may, to the full extent permitted by law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain, at the Corporation’s expense, insurance: (i) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers, employees and agents under the provisions of this Section 7; and (ii) to indemnify or insure directors, officers, employees and agents against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Section 7.

(i)     Any repeal or modification of the foregoing provisions of this Section 7, or adoption of any provision of this Certificate of Incorporation inconsistent with this Section 7, shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal, modification or adoption of any inconsistent provision. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

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